As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-149958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PGT, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-0634715
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1070 Technology Drive

North Venice, Florida 34275

(941) 480-1600

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mario Ferrucci III

Vice President, General Counsel and Secretary

PGT, Inc.

1070 Technology Drive

North Venice, Florida 34275

(941) 480-1600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Robert B. Pincus, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square, P.O. Box 636

Wilmington, Delaware 19899-0636

(302) 651-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	7,082,687 shares	$4.20	$29,747,285 (1)	$1,169.07 (2)
Rights to purchase Common Stock, par value $0.01 per share	(3)	N/A	N/A	$0.00 (4)
Total	—	—	—
(1)	Represents the aggregate gross proceeds from the exercise of the maximum number of rights that may be issued.
(2)	Of this amount, the registrant previously paid $786 in connection with the initial filing of this Registration Statement on March 28, 2008.
(3)	Evidencing the rights to subscribe for 7,082,687 shares of common stock, par value $0.01 per share.
(4)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2008

PROSPECTUS

PGT, Inc.

Rights to Purchase up to 7,082,687 Shares of Common Stock at $4.20 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for every four shares of common stock owned at the close of business on August 4, 2008, subject to adjustments to eliminate fractional rights. We are distributing subscription rights exercisable for up to an aggregate of 7,082,687 shares of our common stock. The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering and the recent amendment of our Credit Agreement, will be used to repay a portion of the outstanding indebtedness under our Credit Agreement. We expect the total purchase price for the shares offered in this rights offering to be $29,747,285, assuming full participation.

Each whole subscription right will entitle you, as a holder of our common stock, to purchase one share of our common stock at a subscription price of $4.20 per share. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on September 4, 2008, unless extended. JLL Partners Fund IV, L.P. (“JLL Fund IV”), which owned approximately 51.1% of our outstanding shares of common stock as of the record date, has indicated to us that it intends to exercise its rights in full.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

The shares are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “PGTI.” On the record date of August 4, 2008, the closing sales price for our common stock was $             per share. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights. The shares of common stock issued in the rights offering will also be listed on the Nasdaq Global Market under the same symbol.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “ Risk Factors” beginning on page 16 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December  29, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$4.20	$29,747,285
Estimated Expenses	$0.04	$250,000
Net Proceeds to Us	$4.16	$29,497,285

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “PGT,” “we,” “us,” “our,” and the “Company” refer to PGT, Inc. and its subsidiary.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company, and our business.

Exercising the rights and investing in our common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on August 4, 2008, the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for every four shares of common stock you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase one share of our common stock for $4.20 per share and carries with it a basic subscription privilege and an over-subscription privilege.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, one subscription right for every four shares of our common stock you owned at that time. Each right contains the basic subscription privilege and the over-subscription privilege. We determined the ratio of rights you will receive per share by dividing $29,747,285 by the subscription price of $4.20 to determine the number of shares to be issued in the rights offering and then dividing the number of shares expected to be outstanding on the record date by that number. For example, if you owned 1,000 shares of our common stock on the record date and you were granted one right for every four shares of our common stock you owned at that time, then you have the right to purchase 250 shares of common stock for $4.20 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one right to your nominee for every four shares of our common stock you own at the record date, subject to adjustments to eliminate fractional rights. Each whole right can then be used to purchase one share of common stock for $4.20 per share. As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase 250 shares of common stock for $4.20 per share.

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 7,082,687 shares of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 7,082,687 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be returned, without interest or deduction.

What is the basic subscription privilege?

The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $4.20 per share.

What is the over-subscription privilege?

The over-subscription privilege of each right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share on a pro rata basis if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. “Pro rata” means in proportion to the number of shares of our common stock that all subscription rights holders who have fully exercised their basic subscription privileges on their common stock holdings have requested to purchase pursuant to the over-subscription privilege.

What if there is an insufficient number of shares to satisfy the over-subscription requests?

If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder has subscribed for under the over-subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Why are we conducting the rights offering?

We are conducting the rights offering to raise funds to pay down outstanding indebtedness under our Credit Agreement. The effectiveness of Amendment No. 2, dated as of April 30, 2008, to our Second Amended and Restated Credit Agreement, dated as of February 14, 2006 (the “Credit Agreement”) is conditioned on our repayment of $30 million of outstanding indebtedness thereunder, at least $15 million of which must be derived from the proceeds of this rights offering or the sale of certain equity securities of the Company. On June 27, 2008, we repaid $10 million of indebtedness from operating cash flow. For more information on the amendment to our Credit Agreement, see the section of this prospectus entitled “Summary—Recent Developments.” A rights offering provides our stockholders the opportunity to participate in this transaction on a pro rata basis and minimizes the dilution of their ownership interest in the Company.

How was the subscription price of $4.20 per share determined?

Our board of directors determined the subscription price after considering, among other things, the likely cost of capital from other sources and the price at which our stockholders might be willing to participate in the rights offering. The subscription price for a subscription right of $4.20 per share is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because shares are expected to be purchased by other stockholders in the rights offering, your percentage ownership after the exercise of the rights will be diluted.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is September 4, 2008, at 5:00 p.m., Eastern Daylight Time, unless extended by us. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.

May I transfer my rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient). Upon expiration of the rights offering, all unexercised rights will automatically expire.

Are we requiring a minimum subscription to complete the rights offering?

No; however, JLL Fund IV, which owned approximately 51.1% of our outstanding shares of common stock as of the record date, has indicated to us that it intends to exercise its rights in full.

Can the board of directors cancel, terminate, amend, or extend the rights offering?

We may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering. We may, however, extend the subscription period of the rights offering. The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No. Our board of directors has not, and will not, make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors.”

Five of our directors may be deemed to be affiliated with JLL Partners, Inc., which is in turn affiliated with JLL Fund IV, which owned approximately 51.1% of our outstanding shares of common stock as of the record date and which has indicated to us that it intends to exercise its rights in full. You should not view these intentions of JLL Fund IV as a recommendation or other indication, by it or any member of our board of directors, that the exercise of the subscription rights is in your best interests.

How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern Daylight Time, on September 4, 2008, unless we extend the rights offering in our sole discretion.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under the rights offering.

If I exercise my rights, when will I receive my new shares?

We will issue the shares for which subscriptions pursuant to the basic subscription privilege have been properly received before the applicable expiration time promptly following receipt of a properly completed and executed rights certificate, together with payment of the subscription price for each share of common stock subscribed for pursuant to the basic subscription privilege. We will issue the shares for which subscriptions pursuant to the over-subscription privilege have been properly received before the applicable expiration time promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $4.20 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, or other nominee, then your broker, dealer, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How much money will the Company receive from the rights offering?

While the rights offering has no minimum purchase requirement, if we sell all of the shares being offered, we will receive proceeds of $29,747,285, before deducting estimated offering expenses. See the section of this prospectus entitled “Use of Proceeds.”

Have any stockholders indicated that they will exercise their rights?

Yes. JLL Fund IV has indicated to the Company that it intends to exercise its rights in full, but it has not made any formal commitment to do so.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the section entitled “Risk Factors” beginning on page 16 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

How many shares of common stock will be outstanding after the rights offering?

As of July 30, 2008, we had 28,330,751 shares of common stock issued and outstanding. Based upon the maximum of 7,082,687 shares that may be issued pursuant to the rights offering, we would have 35,413,438 shares of common stock outstanding after the closing of the rights offering, excluding any shares that may be issued pursuant to the exercise of stock options.

Will the rights be listed on a stock exchange or national market?

The rights themselves will not be listed on the Nasdaq Global Market or any other stock exchange or national market or on the OTC Bulletin Board. Our common stock will continue to trade on the Nasdaq Global Market under the symbol “PGTI,” and the shares issued in connection with the rights offering will be eligible for trading on the Nasdaq Global Market.

How do I exercise my rights if I live outside the United States?

The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

A holder will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see the section of this prospectus entitled “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, rights certificate, and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and payment by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Department, 27th Floor	Attn: Reorganization Department 80 Washington Boulevard,
PO Box 3301	27th Floor
South Hackensack, NJ 07606	Jersey City, NJ 07310

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Innisfree M&A Incorporated at (888) 750-5834.

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 30.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 16 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

PGT, Inc.

PGT, Inc. is the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors and pioneered the U.S. impact-resistant window and door industry in the aftermath of Hurricane Andrew in 1992. Our impact-resistant products, most of which are marketed under the WinGuard® brand name, combine heavy-duty aluminum or vinyl frames with laminated glass to provide protection from hurricane-force winds and wind-borne debris by maintaining their structural integrity and preventing penetration by impacting objects. Impact-resistant windows and doors satisfy increasingly stringent building codes in hurricane-prone coastal states and provide an attractive alternative to shutters and other “active” forms of hurricane protection that require installation and removal before and after each storm. Our current market share in Florida, which is the largest U.S. impact-resistant window and door market, is significantly greater than that of any of our competitors. WinGuard sales have increased to represent 68% of our net sales in 2007, compared to 17% in 1999. In addition to our core WinGuard branded product line, we offer a complete range of premium, made-to-order and fully customizable aluminum and vinyl windows and doors that represented 32% of our 2007 net sales. We manufacture these products in a wide variety of styles and sell to both the residential new construction, and home repair and remodeling end markets including multi-story buildings with our Architectural Systems line of products. For the year ended December 29, 2007, we generated net sales of $278.4 million.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1070 Technology Drive, North Venice, Florida 34275, and our telephone number is (941) 480-1600. Our website is www.pgtindustries.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Recent Developments

Second Quarter Earnings Release. On July 30, 2008, the Company announced its unaudited condensed consolidated results of operations for the second fiscal quarter and first fiscal half ended June 28, 2008.

•

Total net sales were $60.1 million in the second quarter of 2008, a decrease of $19.3 million or 24.3%, compared to the second quarter of 2007. For the first half of 2008, net sales were $114.9 million, a decrease of $37.1 million or 24.4%, compared to the first half of 2007.

•

Gross margin percentage in the second quarter of 2008 was 35.8%, compared to 36.2% in the second quarter of 2007, and was 32.7% for the 2008 first half, compared to 35.1% in the 2007 first half. Gross margin in both periods of 2008 compared to the same periods in 2007 decreased due mainly to declining operating leverage due to lower overall sales volumes.

•

There was an estimated non-cash impairment charge in the 2008 second quarter and first half of $92 million related to the impairment of goodwill. The Company expects to update this estimate in the 2008 third quarter upon finalization of its goodwill impairment analyses. In the 2007 second quarter and first half there was a non-cash impairment charge of $0.8 million related to a then idle manufacturing facility.

•

SG&A was $16.2 million in the second quarter of 2008, a decrease of $4.4 million from the 2007 second quarter. SG&A was $32.4 million for the first half of 2008, a decrease of $8.3 million from the 2007 first half. In both the second quarter and first half of 2008, the decreases as compared to 2007 were due mainly to lower personnel-related costs from cost-alignment initiatives taken in the fourth quarter of 2007 and first quarter of 2008, and lower distribution and selling costs associated with lower sales volumes. As a percentage of sales, SG&A was 26.9% for the second quarter of 2008 compared to 25.9% in the second quarter of 2007 and 28.2% for the first half of 2008 compared to 26.8% in the first half of 2007.

•

Restructuring costs in the first half of 2008 totaled $1.8 million, of which $1.1 million was included in cost of goods sold and $0.7 million was included in SG&A. Adjusted for restructuring costs, gross margin percentage for the first half of 2008 was 33.6% of sales and SG&A was 27.6% of sales.

•

Driven by the $92 million estimated non-cash goodwill impairment charge, net loss in the second quarter of 2008 was $76.6 million, compared to net income of $2.8 million for the second quarter of 2007. On an adjusted basis, net income for the second quarter of 2008 was $1.9 million compared to $3.3 million in the second quarter of 2007. The net loss in the first half of 2008 was $78.4 million, compared to net income of $3.6 million in the first half of 2007. Adjusted net income was $1.1 million for the first half of 2008 compared to adjusted net income of $4.1 million for the first half of 2007.

•

Net loss per diluted share for the second quarter of 2008 was $2.75 compared to net income per diluted share of $0.10 for the second quarter of 2007. On an adjusted basis, net income per diluted share for the second quarter of 2008 was $0.07 compared to $0.12 in the second quarter of 2007. Net loss per diluted share in the first half of 2008 was $2.83, compared to net income per diluted share of $0.13 in the first half of 2007. On an adjusted basis, net income per diluted share was $0.04 for the first half of 2008 compared to adjusted net income per diluted share of $0.14 for the first half of 2007.

•

Adjusted EBITDA for the second quarter of 2008 was $9.5 million compared to an adjusted EBITDA of $11.9 million for the second quarter of 2007. Adjusted EBITDA for the first half of 2008 was $15.4 million compared to an adjusted EBITDA of $20.2 million for the first half of 2007.

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited—in thousands, except per share amounts)

	Second Quarter Ended		First Half Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$60,100	$79,403	$114,936	$152,005
Cost of sales	38,609	50,685	77,374	98,588

Gross margin	21,491	28,718	37,562	53,417
Goodwill impairment charge	92,000	—	92,000	—
Asset impairment charge	—	826	—	826
Selling, general and administrative expenses	16,165	20,588	32,434	40,761

(Loss) income from operations	(86,674)	7,304	(86,872)	11,830
Interest expense	2,190	2,801	4,917	5,925
Other expense (income), net	51	98	(56)	230

(Loss) income before income taxes	(88,915)	4,405	(91,733)	5,675
Income tax (benefit) expense	(12,266)	1,620	(13,297)	2,090

Net (loss) income	$(76,649)	$2,785	$(78,436)	$3,585

Basic net (loss) income per common share	$(2.75)	$0.10	$(2.83)	$0.13

Diluted net (loss) income per common share	$(2.75)	$0.10	$(2.83)	$0.13

Weighted average common shares outstanding:
Basic	27,832	27,123	27,734	27,061

Diluted	27,832	28,321	27,734	28,344

PGT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	June 28, 2008	December 29, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,296	$19,479
Accounts receivable, net	23,561	20,956
Inventories, net	10,325	9,223
Deferred income taxes	3,802	3,683
Other current assets	4,837	7,080

Total current assets	59,821	60,421
Property, plant and equipment, net	76,412	80,184
Other intangible assets, net	93,563	96,348
Goodwill	77,648	169,648
Other assets, net	1,028	1,264

Total assets	$308,472	$407,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,814	$15,235
Current portion of long-term debt	95	332

Total current liabilities	15,909	15,567
Long-term debt	120,322	129,668
Deferred income taxes	35,532	48,927
Other liabilities	3,113	3,231

Total liabilities	174,876	197,393
Total shareholders’ equity	133,596	210,472

Total liabilities and shareholders’ equity	$308,472	$407,865

PGT, INC. AND SUBSIDIARY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS (unaudited—in thousands, except per share amounts)

	Second Quarter Ended		First Half Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Reconciliation to Adjusted Net (Loss) Income and Adjusted Net Income per share (1):
Net (loss) income	$(76,649)	$2,785	$(78,436)	$3,585
Reconciling items:
Goodwill impairment charge (2)	92,000	—	92,000	—
Asset impairment charge (3)	—	826	—	826
Restructuring charge (4)	—	—	1,752	—
Tax effect of reconciling items	(13,495)	(322)	(14,178)	(322)

Adjusted net income	$1,856	$3,289	$1,138	$4,089

Weighted average common shares outstanding:
Diluted	27,832	28,321	27,734	28,344

Adjusted net income per share—diluted	$0.07	$0.12	$0.04	$0.14

Reconciliation to EBITDA and Adjusted EBITDA:
Net (loss) income	$(76,649)	$2,785	$(78,436)	$3,585
Reconciling items:
Depreciation and amortization expense	4,266	3,857	8,451	7,801
Interest expense	2,190	2,801	4,917	5,925
Income tax (benefit) expense	(12,266)	1,620	(13,297)	2,090

EBITDA	(82,459)	11,063	(78,365)	19,401
Add: Goodwill impairment charge (2)	92,000	—	92,000	—
Long-lived asset impairment charge (3)	—	826	—	826
Restructuring charge (4)	—	—	1,752	—

Adjusted EBITDA	$9,541	$11,889	$15,387	$20,227

Adjusted EBITDA as percentage of net sales	15.9%	15.0%	13.4%	13.3%

(1)	The company provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed July 30, 2008.
(2)	Represents the write-down of the carrying value of goodwill, consistent with the disclosure in the company's Quarterly Report on Form 10-Q for the first quarter ended March 29, 2008 wherein we identified our goodwill as being at risk for future impairment due to the prolonged weakness in the housing sector, the Company's primary market, which the Company believes has resulted in its common stock trading at prices below its per-share book value. The Company considers the relationship between the trading price of its common stock and its per-share book value, among other things, when reviewing for indicators of impairment. During the second quarter of 2008, the Company came to the conclusion that, more likely than not, the weakness in the housing sector will persist longer than previously anticipated by the Company. The $92.0 million goodwill impairment charge is an estimate based on the results of preliminary impairment tests that the Company expects to complete in the 2008 third quarter.
(3)	Represents the write-down of the value of the Lexington, North Carolina property which, until December 2007 when we reclassified the real estate as held and used, had been classified as an asset held for sale due to the relocation of our plant to Salisbury, North Carolina.
(4)	Represents charge related to restructuring actions taken in the first quarter of 2008 as announced on March 4, 2008 of which $1.1 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses. This charge related primarily to employee separation costs.

Amendment to Credit Agreement. On April 30, 2008, we and our wholly-owned subsidiary, PGT Industries, Inc. (“PGT Industries”), entered into an amendment to our Second Amended and Restated Credit Agreement (as amended, the “Credit Agreement”), dated as of February 14, 2006, among PGT, PGT Industries, the lenders party thereto, certain other financial institutions, and UBS AG, Stamford Branch, as issuing bank, administrative agent (the “Agent”), and collateral agent. The amendment to the Credit Agreement, among other things, relaxes certain financial covenants, increases the applicable rate on loans and letters of credit, and sets a LIBOR floor. The effectiveness of the amendment to the Credit Agreement is conditioned on, among other things, the repayment of at least $30 million of loans under the Credit Agreement no later than August 14, 2008, of which no less than $15 million are to be derived from the proceeds of the rights offering or certain other sales of equity securities. We repaid $10 million of the outstanding indebtedness on June 27, 2008, from operating cash flow, and the proceeds from this rights offering, less fees and expenses incurred in connection with the rights offering and the amendment of our Credit Agreement, will be used to repay a portion of the outstanding indebtedness under our Credit Agreement and thereby result in the effectiveness of the amendment described above.

The Agent, other Credit Agreement agents, certain of the other lenders under the Credit Agreement, and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging, or other services for PGT and certain of its affiliates, for which they have received or will receive fees and reimbursement of expenses.

The Rights Offering

Securities offered	We are distributing to you, at no charge, one non-transferable subscription right for every four shares of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights. We expect the gross proceeds from the rights offering to be $29,747,285, assuming full participation.

Basic subscription privilege	Each whole right gives you the opportunity to purchase one share of our common stock for $4.20 per share.

Over-subscription privilege	If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share. If an insufficient number of shares are available to satisfy fully the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the over-subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Record date	Close of business on August 4, 2008.

Expiration date	5:00 p.m., Eastern Daylight Time, on September 4, 2008, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price	$4.20 per share, payable in immediately available funds.

Use of proceeds	Assuming full participation, the proceeds from the rights offering are expected to be $29,747,285, before deducting expenses relating to the rights offering. The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering and the recent amendment of our Credit Agreement, will be used to repay a portion of the outstanding indebtedness under our Credit Agreement.

Non-transferability of rights	The subscription rights may not be sold, transferred, or assigned and will not be listed for trading on the Nasdaq Global Market or on any stock exchange or market or on the OTC Bulletin Board.

No board recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations	A holder will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Extension, cancellation, and amendment	The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so. We may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering.

Procedure for exercising rights

If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent, Mellon Investor Services LLC, together with full payment for all the subscription rights (pursuant to both the basic subscription privilege and the over-subscription privilege) you elect to exercise. The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, bank, or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Beneficial Owners.”

Subscription agent	Mellon Investor Services LLC

Information agent	Innisfree M&A Incorporated

Questions	Questions regarding the rights offering should be directed to Innisfree M&A Incorporated, at (888) 750-5834.

Shares outstanding before the rights offering	28,330,751 shares as of July 30, 2008.

Shares outstanding after completion of the rights offering	Up to 35,413,438 shares of our common stock will be outstanding immediately after completion of the rights offering, assuming full participation in the rights offering.

Issuance of our common stock	If you purchase shares of common stock pursuant to the basic subscription privilege, we will issue certificates representing those shares to you or DTC on your behalf, as the case may be, promptly after receipt of payment for such shares. If you purchase shares of common stock pursuant to the over-subscription privilege, we will issue certificates representing those shares to you or DTC on your behalf, as the case may be, promptly after the completion of the rights offering.

Risk factors	Stockholders considering making an investment in the rights offering should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and expenses	We will bear the fees and expenses relating to the rights offering.

Nasdaq Global Market trading symbol	Shares of our common stock are currently listed for quotation on the Nasdaq Global Market under the symbol “PGTI,” and the shares to be issued in connection with the rights offering will be eligible for trading on the Nasdaq Global Market.

Risk Factors

Exercising your rights and investing in our common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 16 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-K for the year ended December 29, 2007, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2008, and all other information included or incorporated by reference in this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2008, which are incorporated herein by reference, and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Forward-Looking Statements.”

Risks Related to Our Business and Industry

The new home construction and repair and remodeling markets have been declining.

The window and door industry is subject to the cyclical market pressures of the larger new construction and repair and remodeling markets, which in turn may be significantly affected by adverse changes in economic conditions such as demographic trends, employment levels and consumer confidence. Beginning in the second half of 2006, we saw a significant slowdown in the Florida housing market. This slowdown continued during 2007, and we expect this trend to continue. Like many building material suppliers in the industry, we have been and will continue to be faced with a challenging operating environment due to this decline in the housing market. Specifically, new single family housing permits in Florida decreased by 49% in 2007 compared to the prior year. The resulting decline in our customers’ construction levels has decreased demand for our products which has had, and which we expect will continue to have, an adverse impact on our sales and results of operations.

The homebuilding industry and the home repair and remodeling sector are regulated.

The homebuilding industry and the home repair and remodeling sector are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design and safety, construction and similar matters, including regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area. Increased regulatory restrictions could limit demand for new homes and home repair and remodeling products and could negatively affect our sales and earnings.

Our operating results are substantially dependent on sales of our WinGuard branded line of products.

A majority of our net sales are, and are expected to continue to be, derived from the sales of our WinGuard branded line of products. Accordingly, our future operating results will depend on the demand for WinGuard products by current and future customers, including additions to this product line that are subsequently introduced. If our competitors release new products that are superior to WinGuard products in performance or price, or if we fail to update WinGuard products with any technological advances that are developed by us or our competitors or introduce new products in a timely manner, demand for our products may decline. A decline in demand for WinGuard products as a result of competition, technological change or other factors could have a material adverse effect on our ability to generate sales, which would negatively affect our financial condition, results of operation and cash flow.

Changes in building codes could lower the demand for our impact-resistant windows and doors.

The market for our impact-resistant windows and doors depends in large part on our ability to satisfy state and local building codes that require protection from wind-borne debris. If the standards in such building codes are raised, we may not be able to meet their requirements, and demand for our products could decline. Conversely, if the standards in such building codes are lowered or are not enforced in certain areas, demand for our impact-resistant products may decrease. Further, if states and regions that are affected by hurricanes but do not currently have such building codes fail to adopt and enforce hurricane protection building codes, our ability to expand our business in such markets may be limited.

We may be unable to successfully implement our expansion plans included in our business strategy.

Our business strategy includes expansion into new geographic markets in additional coastal states as those states adopt or enforce building codes that require protection from wind-borne debris. Should these regions fail to adopt or enforce such building codes, our ability to expand geographically may be limited. In addition, if these regions do adopt or enforce building codes that require protection from wind-borne debris but our competitors enter those markets with products superior to ours in performance or price, demand for our products in such markets may not develop. Our business plan also provides for our introduction of new product lines, such as our new vinyl products, and the expansion of our Architectural Systems product line. If our competitors release new products that are superior to ours in performance or price, or if we cannot develop products that meet customers’ demands or introduce our products in a timely manner, we may be unable to generate sales of such new products.

Our strategy depends in part upon reducing and controlling operating expenses over time and upon working capital and operational improvements. We cannot assure you that our efforts will result in increased profitability, cost savings or other benefits that we expect.

Our industry is competitive, and competition may increase as our markets grow as more states adopt or enforce building codes that require impact-resistant products.

The window and door industry is highly competitive. We face significant competition from numerous small, regional producers, as well as a small number of national producers. Some of these competitors make products from alternative materials, including wood. Any of these competitors may (i) foresee the course of market development more accurately than do we, (ii) develop products that are superior to our products, (iii) have the ability to produce similar products at a lower cost, (iv) develop stronger relationships with window distributors, building supply distributors, and window replacement dealers, or (v) adapt more quickly to new technologies or evolving customer requirements than do we. As a result, we may not be able to compete successfully with them.

In addition, while we are skilled at creating finished impact-resistant and other window and door products, the materials we use can be purchased by any existing or potential competitor. New competitors can enter our industry, and existing competitors may increase their efforts in the impact-resistant market. Furthermore, if the market for impact-resistant windows and doors continues to expand, larger competitors could enter, or expand their presence in the market and may be able to compete more effectively. Finally, we may not be able to maintain our costs at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, demand for our products and our profitability may decline.

Our business is currently concentrated in one state.

Our business is concentrated geographically in Florida. In fiscal year 2007, approximately 91% of our sales were generated from sales in Florida and new single family housing permits in Florida decreased by 49% in 2007 compared to the prior year. A decline in the economy of the state of Florida or of the coastal regions of Florida, a change in state and local building code requirements for hurricane protection or any other adverse condition in the state could cause a decline in the demand for our products in Florida, which could decrease our sales and profitability.

We depend on third-party suppliers, and the prices we pay for our raw materials are subject to rapid fluctuations.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate material supplies from manufacturers and other suppliers. Generally, our raw materials and supplies are obtainable from various sources and in sufficient quantities. However, it is possible that our competitors or other suppliers may create laminates or products based on new technologies that are not available to us or are more effective than our products at surviving hurricane-force winds and wind-borne debris or that they may have access to products of a similar quality at lower prices.

Our primary manufacturing materials include aluminum extrusion, glass and polyvinyl butyral, each of which is subject to periods of rapid and significant fluctuations in price. Our cost of aluminum extrusion increased by 27% over the last three years, and the total cost of our raw materials in 2007 constituted approximately 52% of our total cost of goods sold. We have been subject to fuel surcharges enacted by our raw material suppliers. In 2007, we paid on average approximately $1,000 per shipment in fuel surcharges to certain raw material suppliers. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Moreover, other than with our suppliers of polyvinyl butyral, glass and aluminum, we do not have long-term contracts with the suppliers of our raw materials. At March 29, 2008, we had 13 outstanding forward contracts for the purchase of 3.1 million pounds of aluminum at an average price of $1.22 per pound which covers approximately 45% of our anticipated needs through August 2008. However, in the event that severe shortages of such materials occur, we may experience significant increases in the cost of, or delay in the shipment of, such materials, which may result in lower margins on the sales of our products. While historically we have been able to substantially pass on significant cost increases through to our customers, our results between periods may be negatively impacted by a delay between the cost increases and price increases in our products. Failure by our suppliers to continue to supply us with materials on commercially reasonable terms or our inability to pass on any future price increases could result in significantly lower margins.

Price increases may not be sufficient to offset cost increases and maintain profitability.

We may be able to pass some or all raw material, energy and other input cost increases to customers by increasing the selling prices of our products; however, higher product prices may also result in a reduction in sales volume. If we are not able to increase our selling prices sufficiently to offset increased raw material, energy or other input costs, including packaging, direct labor, overhead and employee benefits, or if our sales volume decreases significantly, there could be a negative impact on our results of operations and financial condition.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our debt instruments.

As of March 29, 2008, our total indebtedness was $130.0 million, all of which was outstanding under the first lien term loan in our senior secured credit facility. All of our debt was at a variable interest rate. In the event that interest rates rise, our interest expense would increase. Based on debt outstanding at March 29, 2008, a 1.0% increase in interest rates would result in approximately $1.3 million of additional interest expense annually.

Our debt could have important consequences for you, including:

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our credit facilities, will be at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

We may incur additional indebtedness.

We may incur additional indebtedness under our credit facilities, which provide for up to $30 million of revolving credit borrowings. In addition, we and our subsidiary may be able to incur substantial additional indebtedness in the future, including secured debt, subject to the restrictions contained in the agreements governing our credit facilities. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our debt instruments contain various covenants that limit our ability to operate our business.

Our credit facilities contain various provisions that limit our ability to, among other things:

•	transfer or sell assets, including the equity interests of our subsidiary, or use asset sale proceeds;

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain restricted payments or investments;

•	create liens to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	engage in unrelated business activities.

In addition, our credit facilities require us to meet specified financial ratios. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of our credit facilities may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events beyond our control. The breach of any of these covenants, including those contained in our credit facilities, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

We may be adversely affected by any disruption in our information technology systems.

Our operations are dependent upon our information technology systems, which encompass all of our major business functions. For example, our Expert Configuration Order Fulfillment System enables us to synchronize the scheduling of the manufacturing processes of multiple feeder and assembly operations to serve our make-to-order needs and ship in geographical sequence, and our “Web Weaver” web-based order entry system extends the Expert Configuration technology to our dealers, allowing configuration and price-quoting from the field. A substantial disruption in our information technology systems for any prolonged period could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships.

We may be adversely affected by any disruptions to our manufacturing facilities or disruptions to our customer, supplier or employee base.

Any serious disruption to our facilities resulting from hurricanes or other weather-related events, fire, an act of terrorism or any other cause could damage a significant portion of our inventory and materially impair our ability to distribute our products to customers. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes us to reopen or replace a damaged facility. In addition, if there are disruptions to our customer and supplier base or to our employees, as we experienced during the 2004 hurricane season, our business could be temporarily adversely affected by higher costs for materials, increased shipping and storage costs, increased labor costs, increased absentee rates and scheduling issues. Furthermore, some of our direct and indirect suppliers have unionized work forces, and strikes, work stoppages, or slowdowns experienced by these suppliers could result in slowdowns or closures of their facilities. Any interruption in the production or delivery of our raw materials could reduce sales of our products and increase our costs.

The nature of our business exposes us to product liability and warranty claims.

We are involved in product liability and product warranty claims relating to the products we manufacture and distribute that, if adversely determined, could adversely affect our financial condition, results of operations and cash flows. In addition, we may be exposed to potential claims arising from the conduct of homebuilders and home remodelers and their sub-contractors. Although we currently maintain what we believe to be suitable and adequate insurance in excess of our self-insured amounts, we may not be able to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our Company.

We are subject to potential exposure to environmental liabilities and are subject to environmental regulation.

We are subject to various federal, state and local environmental laws, ordinances and regulations. Although we believe that our facilities are in material compliance with such laws, ordinances and regulations, as owners and lessees of real property, we can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we knew of or were responsible for such contamination. Remediation may be required in the future as a result of spills or releases of petroleum products or hazardous substances, the discovery of unknown environmental conditions or more stringent standards regarding existing residual contamination. More burdensome environmental regulatory requirements may increase our general and administrative costs and may increase the risk that we may incur fines or penalties or be held liable for violations of such regulatory requirements.

A range of factors may make our quarterly net sales and earnings variable.

We have historically experienced, and in the future will continue to experience, variability in net sales and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others, (i) the cyclical nature of the homebuilding industry and the home repair and remodeling sector, (ii) general economic conditions in the various local markets in which we compete, (iii) the distribution schedules of our customers, (iv) the effects of the weather, and (v) the volatility of prices of aluminum, glass and vinyl. These factors, among others, make it difficult to project our operating results on a consistent basis.

We conduct all of our operations through our subsidiary, and rely on dividends and other payments from our subsidiary to meet all of our obligations.

We are a holding company and derive all of our operating income from our subsidiary, PGT Industries, Inc. All of our assets are held by our subsidiary, and we rely on the earnings and cash flows of our subsidiary, which are paid to us by our subsidiary in the form of dividends and other payments, to meet our debt service obligations. The ability of our subsidiary to pay dividends or make other payments to us will depend on its operating results and may be restricted by, among other things, the laws of its jurisdiction of organization (which may limit the amount of funds available for distribution to us), the terms of existing and future indebtedness and other agreements of our subsidiary, including our credit facilities, and the covenants of any future outstanding indebtedness we or our subsidiary incur.

We are exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. While we have concluded that at December 29, 2007, we have no material weaknesses in our internal controls over financial reporting, we cannot assure you that we will not have a material weakness in the future. A “material weakness” is a control deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to maintain a system of internal controls over financial reporting that meets the requirements of Section 404, we might be subject to sanctions or investigation by regulatory authorities such as the SEC or by the NASDAQ Stock Market LLC. Additionally, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and our stock price may be adversely affected. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may not have access to the capital markets and our stock price may be adversely affected.

The controlling position of JLL Fund IV limits the ability of our minority stockholders to influence corporate matters.

JLL Fund IV owned approximately 51.1% of our outstanding common stock as of the record date and could increase its percentage ownership as a result of this rights offering. Accordingly, JLL Fund IV has significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets. This concentration of ownership may have the effect of delaying or preventing a transaction such as a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a transaction or change of control would benefit minority stockholders. In addition, this concentrated control limits the ability of our minority stockholders to influence corporate matters, and JLL Fund IV, as a controlling stockholder, could approve certain actions, including a going-private transaction, without approval of minority stockholders, subject to obtaining any required approval of our board of directors for such transaction. As a result, the market price of our common stock could be adversely affected.

The controlling position of JLL Fund IV exempts us from certain Nasdaq corporate governance requirements.

Although we have satisfied all applicable Nasdaq corporate governance rules, for so long as JLL Fund IV continues to own more than 50% of our outstanding shares, we will continue to avail ourselves of the Nasdaq Rule 4350(c) “controlled company” exemption that applies to companies in which more than 50% of the stockholder voting power is held by an individual, a group, or another company. This rule grants us an exemption from the requirements that we have a majority of independent directors on our board of directors and that we have independent directors determine the compensation of executive officers and the selection of nominees to the board of directors. However, we intend to comply with such requirements in the event that JLL Fund IV’s ownership falls to or below 50%.

Our directors and officers who are affiliated with JLL Partners, Inc. do not have any obligation to report corporate opportunities to us.

Because some individuals may serve as our directors or officers and as directors, officers, partners, members, managers or employees of JLL Partners, Inc., its affiliates or their respective investment funds and because such affiliates or investment funds may engage in similar lines of business to those in which we engage, our amended and restated certificate of incorporation allocates corporate opportunities between us and JLL Partners, Inc., its affiliates and their respective investment funds. Specifically, for so long as JLL Partners, Inc., its affiliates and their respective investment funds own at least 15% of our shares of common stock, none of JLL Partners, Inc., its affiliates or their respective investment funds, or their respective directors, officers, partners, members, managers or employees has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as do we. In addition, if any of them acquires knowledge of a potential transaction that may be a corporate opportunity for the Company and for JLL Partners, Inc., its affiliates or their respective investment funds, subject to certain exceptions, we will not have any expectancy in such corporate opportunity, and they will not have any obligation to communicate such opportunity to us.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things, actual or anticipated variations in our operating results and cash flow, the nature and content of our earnings releases, and our competitors’ and customers’ earnings releases, announcements of technological innovations that affect our products, customers, competitors, or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, the number of shares of our common stock outstanding, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege will be delivered promptly after payment is received; certificates representing shares of our common stock purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

When the rights offering is completed, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted.

If, upon completion of the rights offering, JLL Fund IV purchases its pro rata share of the shares of common stock issuable in the rights offering (or a greater percentage pursuant to exercise of its over-subscription privilege), it will continue to beneficially own at least approximately 51.1% of our issued and outstanding common stock, and, as a result, it will continue to have the ability to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of the common stock may differ from the interests of JLL Fund IV.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our board of directors determined the subscription price considering the likely cost of capital from other sources and the price at which our stockholders might be willing to participate in the rights offering. The subscription price for a subscription right is $4.20 per share. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the Nasdaq Global Market under the symbol “PGTI,” and the last reported sales price of our common stock on the Nasdaq Global Market on the record date of August 4, 2008, was $             per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before September 4, 2008, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Related to Our Common Stock

The price of our common stock historically has experienced significant price fluctuations, which may make it difficult for you to resell the common stock.

The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including, but not limited to, variations in our annual or quarterly financial results; changes by financial research analysts in their estimates of our earnings or the earnings of our customers or competitors; and conditions in the economy in general or the homebuilding industry in particular, including increased competitive pressures and dependence on, and pricing pressures from, the industry and our customers.

Significant sales of common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect its price. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including 7,082,687 shares of our common stock to be issued in the rights offering, and 2,486,385 shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, as of July 30, 2008, could adversely affect the prevailing market price of our common stock. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, our financial condition and business strategy. Forward-looking statements provide our current expectations and projections about future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. As a result, all statements other than statements of historical facts included in this prospectus, including, without limitation, statements under the heading “Risk Factors” and located elsewhere in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe,” or “continue,” or the negatives of these terms or variations of them or similar terminology, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under the heading “Risk Factors.” All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events except as may be required by applicable securities laws. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	Our dependence on one line of products for the majority of our net sales;

•	Changes in building codes or the failure to adopt or enforce building codes;

•	Our ability to execute our strategic plans;

•	Competition in the highly fragmented window and door industry;

•	The concentration of our business in one state;

•	Declines in the new construction and repair and remodeling end markets;

•	The fluctuation of prices we pay for raw materials and receive for finished products;

•	Our level of indebtedness;

•	Our incurrence of additional indebtedness;

•	Our inability to take certain actions because of restrictions in our debt agreements;

•	Dependence on key personnel;

•	Disruptions in our information technology systems;

•	Disruptions at our manufacturing facilities or in our customer, supplier, or employee base;

•	Exposure to product liability and warranty claims;

•	Exposure to environmental liabilities and regulation;

•	Variability of our quarterly revenues and earnings;

•	Our reliance on our subsidiary;

•	Economic and financial uncertainty resulting from terrorism;

•	Costs of being a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002; and

•	Our ability to meet the requirements of the Sarbanes-Oxley Act of 2002.

USE OF PROCEEDS

The net proceeds to us from the sale of all of our shares of common stock offered in the rights offering are estimated to be approximately $29.5 million, after deducting estimated offering expenses of approximately $250,000. The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering and the recent amendment of our Credit Agreement, will be used to repay a portion of the outstanding indebtedness under our Credit Agreement.

CAPITALIZATION

The following table describes capitalization as of March 29, 2008, on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of all 7,082,687 shares offered in the rights offering (including application of net proceeds as described above) at a price of $4.20 per share.

	At March 29, 2008
	(unaudited)
	Historical	Pro Forma
	(In thousands, except share and per share amounts)
Current liabilities:
Accounts payable and accrued liabilities	$14,714	$14,714
Current portion of long-term debt (1)(2)	663	—

Total current liabilities	15,377	14,714
Long-term debt (1)(2)	129,337	101,503
Deferred income taxes	48,927	48,927
Other liabilities	3,174	3,174

Total liabilities	196,815	168,318

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized; none outstanding
Common stock; par value $0.01 per share; 200,000,000 shares authorized; 27,772,458 shares issued and 27,645,096 shares outstanding at March 29, 2008	276	347
Additional paid-in-capital	211,052	239,478
Accumulated other comprehensive income	233	233
Accumulated deficit (3)	(2,133)	(2,289)

Total shareholders’ equity	209,428	237,769

Total capitalization	$406,243	$406,087

(1)	Assumes the repayment of $28.5 million of outstanding debt using proceeds from the rights offering less fees and expenses incurred in connection with the rights offering and the recent amendment of the Company’s Credit Agreement.
(2)	On June 27, 2008, the Company prepaid $10.0 million of outstanding debt using cash on hand. The Company estimates that its outstanding debt will total approximately $91 million after using the net proceeds from the rights offering to repay debt.
(3)	Assumes deferred financing costs totaling $0.3 million, or $0.2 million net of tax effect, are written-off related to the $28.5 million repayment of outstanding debt.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of their common stock. At March 29, 2008, we had a net tangible book value of approximately $(55.2) million, or $(2.00) per share of our common stock held by continuing stockholders. After giving effect to the sale of 7,082,687 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at March 29, 2008, attributable to common stockholders would have been $(26.8) million, or $(0.77) per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $4.97. The following table illustrates this per share dilution.

Subscription price		$4.20

Net tangible book value per share at March 29, 2008, before the rights offering	$(2.00)

Net increase in pro forma net tangible book value per share attributable to the rights offering	$1.23

Less pro forma net tangible book value per share after giving effect to the rights offering		$(0.77)

Dilution in pro forma net tangible book value per share to purchasers		$4.97

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of August 4, 2008, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $4.20 per share. The subscription rights will entitle the holders of common stock to purchase shares of common stock for an aggregate purchase price of $29,747,285. See below for additional information regarding subscription by DTC participants.

You will receive one subscription right for every four shares of our common stock that you owned at the close of business on the record date, subject to adjustments to eliminate fractional rights. Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of common stock. Stockholders who elect to exercise their basic subscription privilege in full may also subscribe, at the subscription price, for additional shares of our common stock under their respective over-subscription privileges to the extent that other rights holders do not exercise their basic subscription privileges in full. If a sufficient number of shares of our common stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the over-subscription privilege.

We intend to keep the rights offering open until September 4, 2008, unless our board of directors, in its sole discretion, extends such time.

Reasons for the Rights Offering

Prior to approving the rights offering, our board of directors carefully considered current market conditions and opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering.

After weighing the factors discussed above and the effect of the $29,747,285 in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of the Company. As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering and the recent amendment of our Credit Agreement, will be used to repay a portion of the outstanding indebtedness under our Credit Agreement. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Daylight Time, on September 4, 2008, the expiration date of the rights offering, unless extended. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration date.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege. The basic subscription privilege of each whole right entitles you to purchase one share of our common stock at the subscription price of $4.20 per share. You will receive one subscription right for every four shares of our common stock you owned at the close of business on the record date. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased with a holder’s basic subscription privilege, or, if you hold your shares in book-entry form, we will credit your account with such shares, promptly following receipt of a properly completed and signed rights certificate, together with payment of the subscription price for each share of common stock subscribed for.

All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder.

Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege), upon delivery of the required documents and payment of the subscription price of $4.20 per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full. We will deliver to the holders of record who purchase shares in the rights offering certificates representing the shares purchased with a holder’s over-subscription privilege, or, if you hold your shares in book-entry form, we will credit your account with such shares, promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed.

Pro Rata Allocation. If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have subscribed for under the over-subscription privilege.

Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full. In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase.

Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Intended Purchases. JLL Fund IV, which owned approximately 51.1% of our outstanding shares of common stock as of the record date, has indicated to us that it intends to exercise its rights in full. JLL Fund IV has, however, not made any formal commitment to do so.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 7,082,687 shares of common stock in the rights offering. In the unlikely event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 7,082,687 shares of common stock, all holders’ subscription rights will be reduced in an equitable manner. Any excess subscription funds will be promptly returned without interest or deduction.

No Conditions to the Rights Offering

We may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering.

Regulatory Limitations

All rights issued to a stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of rights or the ownership of additional shares are null and void and may not be held or exercised by any such holder. We are not undertaking to advise you of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

We reserve the right to refuse to issue shares of our common stock to any stockholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority to own or control such shares if, at the time shares are to be issued upon payment therefor, such holder has not obtained such clearance or approval.

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry out this offering in such state or jurisdiction.

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Daylight Time, on September 4, 2008, the expiration date of the rights offering, unless we extend the rights offering in our sole discretion:

•	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	Your full subscription price payment for each share subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Daylight Time, on September 4, 2008, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Daylight Time, on September 4, 2008, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by either:

•	cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at Mellon Bank, Pittsburgh, PA, ABA # 043-000-261, Account No. 001-8518, Ref: PGT, Inc.

For wire transfer of funds, please ensure that the wire instructions include the identity of the subscriber paying the subscription price and the subscription rights certificate number, and send your subscription rights certificate via overnight courier to be delivered on the next business day following the day of the wire transfer to the subscription agent. You are responsible for any wire transfer fees.

Personal checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Receipt by the subscription agent of any cashier’s or certified check drawn upon a United States bank payable to the subscription agent; or

•	Receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Department, 27th Floor	Attn: Reorganization Department 480 Washington Boulevard,
PO Box 3301	27th Floor
South Hackensack, NJ 07606	Jersey City, NJ 07310

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon payment of the subscription price for such shares, in the case of shares subscribed for pursuant to the basic subscription privilege, or upon completion of the rights offering and after all pro rata allocations and adjustments have been completed, in the case of shares subscribed for pursuant to the over-subscription privilege.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	You are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on August 4, 2008, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, bank, or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier’s check or a wire transfer of immediately available funds. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights, and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

A holder will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of PGT, Inc. Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed Mellon Investor Services LLC to act as subscription agent and Innisfree M&A Incorporated to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company (“DTC”). If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $4.20 per share. For more information with respect to how the subscription price was determined, see “—Reasons for the Rights Offering” and “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Daylight Time, on August 29, 2008, which is three business days prior to the initial expiration date, and must establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. If these procedures are not followed prior to the expiration date, your rights will expire.

Non-Transferability of the Rights

Except in the limited circumstances described below, only you may exercise rights pursuant to the basic subscription privilege and the over-subscription privilege. You may not sell, give away, or otherwise transfer the basic subscription privilege or the over-subscription privilege.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the risks set forth in the section of this prospectus entitled “Risk Factors.” Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights. You should not view the intention of JLL Fund IV to exercise its subscription rights in full as a recommendation or other indication, by it or any member of our board of directors, that the exercise of your subscription rights is in your best interests.

Shares of Common Stock Outstanding after the Rights Offering

Based on the 28,330,751 shares of our common stock currently outstanding as of July 30, 2008, and assuming that all 7,082,687 shares of common stock offered in the rights offering are issued, 35,413,438 shares of our common stock will be issued and outstanding following the rights offering, excluding any shares that may be issued pursuant to the exercise of stock options.

Dilutive Effects of the Rights Offering

Even though the subscription rights will be offered on a pro rata basis to each holder of our common stock, because of the intent of JLL Fund IV to exercise its subscription rights in full, the percentage of common stock owned by stockholders who do not exercise their subscription rights in full will decrease.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:

1. A holder will not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2. Except as provided in the following sentence, a holder’s tax basis in the subscription rights received in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder’s holding period for the subscription rights received in the rights offering will include the holder’s holding period for the common stock with respect to which the subscription rights were received.

3. A holder which allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4. A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder’s tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the Nasdaq Global Market from June 28, 2006, through July 31, 2008.

	High	Low
2006
Second Quarter	$16.42	$13.89
Third Quarter	18.84	12.60
Fourth Quarter	15.16	10.60

2007
First Quarter	$13.42	$11.00
Second Quarter	13.01	10.20
Third Quarter	12.41	7.86
Fourth Quarter	8.71	4.69

2008
First Quarter	$5.00	$2.59
Second Quarter	4.25	2.18
Third Quarter (through July 31, 2008)	4.50	3.15

Dividend Policy

We have not paid any cash dividends since our initial public offering in June 2006. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, as well as our future earnings, capital requirements, financial condition, prospects, and other factors that our board of directors may deem relevant. The terms of our senior secured credit facility currently restrict our ability to pay dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, amended and restated bylaws and other agreements, copies of which are available from us upon request or may be found in the “Investors” section of our website at www.pgtindustries.com under the heading “Corporate Governance.”

General Matters

Our amended and restated certificate of incorporation provides that we are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.

As of July 30, 2008, we had outstanding 28,330,751 shares of common stock (including 242,446 shares of restricted common stock) held by 40 stockholders of record. As of July 30, 2008, we had outstanding options (including vested and unvested options) to purchase 2,486,385 shares of our common stock.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

•

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•	Dividends. Holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends.

•

Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we will need to pay the applicable distribution to the holders of our preferred stock before distributions are paid to the holders of our common stock.

•

Rights and preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing

The common stock is listed on the Nasdaq Global Market under the trading symbol “PGTI.”

Preferred Stock

Our amended and restated certificate of incorporation provides that the board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the closing of this offering. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Registration Rights

Our amended and restated security holders’ agreement with certain of our stockholders, including JLL Fund IV and certain of our executive officers, provides that, upon the request of JLL Fund IV, we will register under the Securities Act of 1933, as amended, shares of our common stock held by JLL Fund IV for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, if we register any of our equity securities either for our own account or for the account of other security holders, JLL Fund IV is entitled to notice of the registration and may include its shares in the registration, subject to certain customary underwriters’ “cut-back” provisions. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered Board of Directors. Our amended and restated certificate of incorporation provides for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’ meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.

Elimination of stockholder action through written consent. Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Elimination of the ability to call special meetings. Our amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance notice procedures for stockholder proposals. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Removal of Directors; Board of Directors Vacancies. Our certificate of incorporation and bylaws provide that members of our board of directors may not be removed without cause. Our bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of certificate of incorporation and bylaws. The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation described in this section. Our certificate of incorporation and bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors have the power to amend or repeal our bylaws. In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Corporate Opportunities

In recognition that directors, officers, partners, members, managers and/or employees of JLL Partners, Inc. and their respective affiliates and investment funds, which we refer to as the Sponsor Entities, may serve as our directors and/or officers, and that the Sponsor Entities may engage in similar activities or lines of business that we do, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Sponsor Entities. Specifically, none of the Sponsor Entities or any director, officer, partner, member, manager or employee of the Sponsor Entities has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any Sponsor Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Sponsor Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of our Company who is also a director, officer, member, manager or employee of any Sponsor Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Sponsor Entity, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of our Company.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as the Sponsor Entities beneficially own less than 15% of our shares of common stock.

In recognition that we may engage in material business transactions with the Sponsor Entities, from which we are expected to benefit, our amended and restated certificate of incorporation provides that any of our directors or officers who are also directors, officers, partners, members, managers and/or employees of any Sponsor Entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to such transaction, if: the transaction was fair to us and was made on terms that are not less favorable to us than could have been obtained from a bona fide third party at the time we entered into the transaction; and either the transaction was approved, after being made aware of the material facts of the relationship between each of the Company or a subsidiary thereof and the Sponsor Entity and the material terms and facts of the transaction, by (i) an affirmative vote of a majority of the members of our board of directors who do not have a material financial interest in the transaction, referred to as Interested Persons or (ii) an affirmative vote of a majority of the members of a committee of our board of directors consisting of members who are not interested persons; or the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the Sponsor Entities and any interested person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is LaSalle Bank N.A., and its telephone number is (312) 904-2458.

PLAN OF DISTRIBUTION

On or about August 6, 2008, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on August 4, 2008. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, Mellon Investor Services LLC, at the following address:

By Mail:	By Overnight Courier or By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Department, 27th Floor PO Box 3301 South Hackensack, NJ 07606	Attn: Reorganization Department 480 Washington Boulevard, 27th Floor Jersey City, NJ 07310

See further the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the information agent, Innisfree M&A Incorporated, (888) 750-5834.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission (the “SEC”). The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.pgtindustries.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed with the SEC on March 10, 2008;

•	Our amended Annual Report on Form 10-K/A for the fiscal year ended December 29, 2007, filed with the SEC on April 25, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2008, filed with the SEC on May 6, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on April 30, 2008, May 1, 2008, July 24, 2008, and July 30, 2008;

•	Our amended Current Report on Form 8-K/A, filed with the SEC on May 1, 2008;

•	the description of the Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 000-52059) filed with the SEC on June 16, 2006; and

•	Our definitive Proxy Statement on Schedule 14A, filed with the SEC on June 24, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:

PGT, Inc.

1070 Technology Drive

North Venice, Florida 34275

(941) 480-1600

Attention: Corporate Secretary

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the subscription rights will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of PGT, Inc. appearing in PGT, Inc.’s Annual Report (Form 10-K) for the years ended December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, and the effectiveness of PGT, Inc.’s internal control over financial reporting as of December 29, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$1,169
Subscription Agent Fees and Expenses	15,000
Printing Costs	30,000
Information Agent Fees and Expenses	10,000
Accounting Fees and Expenses	30,000
Legal Fees	150,000
Miscellaneous Expenses	13,831

Total	$250,000

Item 15. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation and the bylaws of PGT, Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

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Article ELEVENTH of our amended and restated certificate of incorporation and Article VIII of our bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise. The indemnification provided for in our bylaws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The bylaws also provide that we shall have the power to purchase and maintain insurance to protect the Company and any director or officer of the Company against any such expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article FIFTH of our amended and restated certificate of incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock, or self-dealing.

Item 16. List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.

(a)	PGT, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Venice, State of Florida on August 1, 2008.

PGT, INC.

By:	/s/ Rodney Hershberger
Name: Rodney Hershberger Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Rodney Hershberger Rodney Hershberger		President and Chief Executive Officer (Principal Executive Officer and Director)	August 1, 2008

/s/ Jeffrey T. Jackson Jeffrey T. Jackson		Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 1, 2008

/s/ Paul S. Levy* Paul S. Levy		Chairman and Director	August 1, 2008

/s/ Alexander R. Castaldi* Alexander R. Castaldi		Director	August 1, 2008

/s/ Richard D. Feintuch* Richard D. Feintuch		Director	August 1, 2008

/s/ Ramsey Frank* Ramsey Frank		Director	August 1, 2008

/s/ M. Joseph McHugh* M. Joseph McHugh		Director	August 1, 2008

/s/ Floyd F. Sherman* Floyd F. Sherman		Director	August 1, 2008

/s/ Randy L. White* Randy L. White		Director	August 1, 2008

/s/ Brett N. Milgrim* Brett N. Milgrim		Director	August 1, 2008

/s/ William J. Morgan* William J. Morgan		Director	August 1, 2008

/s/ Daniel Agroskin* Daniel Agroskin		Director	August 1, 2008

*By:	/s/ Mario Ferrucci III Mario Ferrucci III Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

4.1 **	Form of Subscription Rights Certificate.

4.2 *	Form of Subscription Agent Agreement, dated as of August , 2008, by and between PGT, Inc. and The Bank of New York Mellon.

5.1 *	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities being registered.

23.1 *	Consent of Ernst & Young LLP.

23.2 *	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1 **	Powers of Attorney.

99.1 *	Form of Instruction for Use of PGT, Inc. Subscription Rights Certificates.

99.2 *	Form of Letter to Stockholders who are Record Holders.

99.3 *	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders.

99.4 *	Form of Letter to Clients of Nominee Holders.

99.5 *	Form of Nominee Holder Certification.

99.6 *	Form of Beneficial Owner Election.

*	Filed herewith.
**	Previously filed.